EXHIBIT 99.1
T-Mobile USA, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(dollars in millions, except per share amounts)

	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$449	$394
Accounts receivable, net of allowances for uncollectible accounts of $262 and $289, respectively	2,599	2,678
Accounts receivable from affiliates	405	682
Inventory	413	457
Current portion of deferred tax assets, net	636	655
Other current assets	557	675
Total current assets	5,059	5,541
Property and equipment, net of accumulated depreciation of $18,236 and $17,744, respectively	13,236	12,807
Spectrum licenses	14,596	14,550
Other intangible assets, net of accumulated amortization of $249 and $243, respectively	76	79
Investments in unconsolidated affiliates	54	63
Long-term investments	36	31
Other assets	553	551
Total assets	$33,610	$33,622
Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$2,186	$2,161
Accrued liabilities	1,064	1,314
Current payables to affiliates	2,295	1,619
Deferred revenue	288	290
Other current liabilities	226	208
Total current liabilities	6,059	5,592
Long-term payables to affiliates	12,933	13,655
Long-term financial obligation	2,470	2,461
Deferred tax liabilities	3,678	3,618
Deferred rents	1,945	1,884
Other long-term liabilities	304	297
Total long-term liabilities	21,330	21,915
Commitments and contingencies (Note 13)
Stockholder's equity
Common stock, par value $0.000001 per share, and paid-in capital; 500,000,000 shares authorized, 292,669,971 shares issued and outstanding	29,197	29,197
Accumulated other comprehensive income	40	41
Accumulated deficit	(23,016)	(23,123)
Total stockholder’s equity	6,221	6,115
Total liabilities and stockholder’s equity	$33,610	$33,622

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

T-Mobile USA, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

(dollars in millions, except shares and per share amounts)

	For the three months ended
	March 31, 2013	March 31, 2012
Revenues
Branded postpaid revenues	$3,263	$3,821
Branded prepaid revenues	503	377
Wholesale revenues	149	130
Roaming and other service revenues	90	116
Total service revenues	4,005	4,444
Equipment sales	606	535
Other revenues	66	55
Total revenues	4,677	5,034
Operating expenses
Network costs, excluding depreciation and amortization	1,109	1,196
Cost of equipment sales	886	845
Customer acquisition, excluding depreciation and amortization	737	749
General and administrative, excluding depreciation and amortization	769	970
Depreciation and amortization	755	747
MetroPCS transaction-related costs	13	—
Restructuring costs	31	6
Other, net	(2)	24
Total operating expenses	4,298	4,537
Operating income	379	497
Other (expense) income
Interest expense to affiliates	(178)	(171)
Interest expense	(51)	—
Interest income	35	15
Other expense, net	(6)	(16)
Total other expense, net	(200)	(172)
Income before income taxes	179	325
Income tax expense	(72)	(125)
Net income	107	200
Other comprehensive income (loss) , net of tax
Unrealized (loss) gain on derivatives held as cash flow hedges, net of tax of $26 and $42, respectively	(43)	71
Unrealized gain (loss) on foreign currency translation, net of tax of $25 and $27, respectively	42	(45)
Unrealized gain (loss) on available-for-sale securities, net of tax of $0 and $0, respectively	—	1
Total comprehensive income	$106	$227
Net income per common share (Note 9)
Basic and diluted	$0.37	$0.68
Weighted average shares
Basic and diluted	292,669,971	292,669,971

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

T-Mobile USA, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(dollars in millions)

	For the three months ended
	March 31, 2013	March 31, 2012
Operating activities
Net income	$107	$200

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	755	747
Income tax expense	72	125
Amortization of debt discount and premium, net	(21)	(20)
Bad debt expense	114	256
Deferred rent expense	61	47
Losses (gains) and other, net	39	(5)
Changes in operating assets and liabilities
Accounts receivable	(33)	(90)
Inventory	44	31
Other current and long-term assets	14	(89)
Accounts payable	(74)	(169)
Other current and accrued liabilities	(169)	(3)
Net cash provided by operating activities	909	1,030

Investing activities
Purchases of property and equipment	(1,076)	(747)
Purchases of intangible assets	(49)	(4)
Short term affiliate loan receivable, net	275	(279)
Proceeds from disposals of property and equipment and intangible assets	—	2
Payments to acquire financial assets, net	(4)	(7)
Investments in unconsolidated affiliates, net	—	(6)
Net cash used in investing activities	(854)	(1,041)

Financing activities
Net cash provided by financing activities	—	—

Change in cash and cash equivalents	55	(11)
Cash and cash equivalents
Beginning of period	394	390
End of period	$449	$379

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

T-Mobile USA, Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)

1.	Consolidation and Basis of Presentation
Principles of Consolidation
The accompanying unaudited condensed consolidated interim financial statements include the balances and results of operations of T-Mobile USA, Inc. (“T-Mobile”). The financial statements of T-Mobile include the accounts of all majority-owned subsidiaries over which T-Mobile exercises control, as well as variable interest entities (“VIEs”) where T-Mobile is deemed to be the primary beneficiary (Note 6) and VIEs that cannot be deconsolidated according to other accounting principles generally accepted in the United States of America (“GAAP”) as described in Note 4. Entities over which T-Mobile exercises significant influence, but does not control and is not the primary beneficiary are accounted for using the equity method. Entities over which T-Mobile is not able to exercise significant influence are accounted for using the cost method. Intercompany transactions and balances have been eliminated in consolidation.
Basis of Presentation
The condensed consolidated interim financial statements should be read in conjunction with the consolidated audited financial statements and notes thereto for the three years ended December 31, 2012 as filed by T-Mobile US, Inc. on its Current Report on Form 8-K/A on May 8, 2013. In the opinion of management, the unaudited condensed consolidated interim financial statements reflect all adjustments (consisting of normal, recurring adjustments) which are necessary for a fair presentation of the Company's results for the periods presented. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management's estimates and operating results for the interim periods are not necessarily indicative of the operating results for the entire fiscal year.
Segments
T-Mobile operates as a single operating segment and a single reporting unit. As of March 31, 2013 and December 31, 2012, and for the three months ended March 31, 2013 and 2012, all of T-Mobile's revenues and long-lived assets related to operations in the United States, Puerto Rico and the U.S. Virgin Islands.
Regulatory Fees
Federal Universal Service Fund (“USF”) and other fees, which are assessed on companies by various governmental authorities in connection with the services that T-Mobile provides to its customers, are reported on a gross basis in service revenues and network costs on the accompanying Condensed Consolidated Statements of Income and Comprehensive Income. For the three months ended March 31, 2013 and 2012, T-Mobile recorded approximately $97 million and $120 million, respectively, of USF and other fees on a gross basis. Sales, use and excise taxes for all service plans are reported on a net basis in general and administrative expenses on the accompanying Condensed Consolidated Statements of Income and Comprehensive Income.
Other Comprehensive Income (Loss)
Other comprehensive income (loss) for the three months ended March 31, 2013 and the year ended December 31, 2012 consisted of adjustments, net of tax, related to unrealized gains (losses) on available-for-sale securities, unrealized gains (losses) on cash flow hedging derivatives and unrealized gains (losses) on foreign currency translation. These are reported in accumulated other comprehensive income (loss) as a separate component of stockholder's equity until realized in earnings. There were no significant reclassifications from accumulated other comprehensive income (loss) to net income in the three months ended March 31, 2013 or the year ended December 31, 2012.
The following table summarizes the changes in accumulated other comprehensive income (loss) by component for the period ended March 31, 2013:

(dollars in millions)	Unrealized Losses on Cash Flow Hedges	Unrealized Gains on Foreign Currency Translation	Unrealized Gains on Available-for-Sale Securities	Total
Balance as of December 31, 2012	$(23)	$62	$2	$41
Current-period other comprehensive income (loss), net of tax	(43)	42	—	(1)
Balance as of March 31, 2013	$(66)	$104	$2	$40

T-Mobile USA, Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)

2.	Recently Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-4, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” This ASU provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in GAAP. The new guidance will be effective for T-Mobile for fiscal years and interim periods beginning after December 15, 2013. T-Mobile does not expect this recently-issued accounting pronouncement to have a material impact on its financial conditions, results of operations or cash flows.

In February 2013, the FASB issued ASU 2013-2, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” which added new disclosure requirements for items reclassified out of accumulated other comprehensive income (“AOCI”) to help entities improve the transparency of changes in other comprehensive income and items reclassified out of AOCI in financial statements. The amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2012. The implementation of this standard did affect the T-Mobile's disclosures but did not affect its financial condition, results of operations or cash flows.

3.	Transaction with MetroPCS
On October 3, 2012, Deutsche Telekom AG (“Deutsche Telekom”), T-Mobile Global, a direct wholly-owned subsidiary of Deutsche Telekom (“T-Mobile Global”), T-Mobile Global Holding, a direct wholly-owned subsidiary of T-Mobile Global (“T-Mobile Holding”), T-Mobile and MetroPCS Communications, Inc. (“MetroPCS”) entered into a Business Combination Agreement (“BCA”) for the proposed business combination of T-Mobile and MetroPCS. The transaction will be accounted for as a reverse acquisition under the acquisition method of accounting with T-Mobile considered to be the accounting acquirer based upon the terms of the transaction, including the ability of T-Mobile's stockholder, Deutsche Telekom, to nominate the majority of the board of directors of the combined company and Deutsche Telekom receiving a majority of the voting rights in the combined company. Based on the determination that T-Mobile is the accounting acquirer in the transaction, T-Mobile will allocate the purchase price to the fair value of MetroPCS' assets and liabilities as of the acquisition date, with any excess purchase price recorded as goodwill.
Pursuant to the terms and subject to the conditions set forth in the BCA (as amended on April 14, 2013 and approved by the shareholders of MetroPCS on April 24, 2013 - see Note 14):

•
MetroPCS effected a recapitalization that includes a reverse stock split of the MetroPCS common stock, pursuant to which each share of MetroPCS common stock outstanding as of the effective time of the reverse stock split represents one-half of a share of MetroPCS common stock and an aggregate cash payment of $1.5 billion to the MetroPCS stockholders.

•	MetroPCS acquired all of T-Mobile's common stock in exchange for issuing to Deutsche Telekom approximately 74% of the fully diluted shares of MetroPCS' common stock (calculated pursuant to the BCA).

•
Deutsche Telekom recapitalized T-Mobile by retiring T-Mobile's notes payable to affiliates principal balance of $14.5 billion and all related derivative instruments in exchange for $11.2 billion in new unsecured senior notes and additional paid in capital provided by Deutsche Telekom in advance to close of the business combination.

•	Deutsche Telekom provided the combined company with a $500 million unsecured revolving credit facility.
For the three months ended March 31, 2013, T-Mobile incurred $13 million in costs associated with this transaction consisting primarily of professional service fees. Respective expenses have been recognized and reported on the Condensed Consolidated Statements of Income and Comprehensive Income within MetroPCS transaction-related costs.
On April 24, 2013, the shareholders of MetroPCS voted to approve the business combination between T-Mobile and MetroPCS and the transaction subsequently closed on April 30, 2013 (Note 14). These transactions are referred to herein as the Business Combination.

4.	Tower Transaction
On November 30, 2012, T-Mobile conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile owned wireless communication tower sites in exchange for net proceeds of $2.5 billion (the “Tower Transaction”), of which T-Mobile distributed $2.4 billion as a dividend to its then 100% parent, Deutsche Telekom. Due to its continuing involvement with the tower sites, T-Mobile determined that it was precluded from applying sale-

T-Mobile USA, Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)

leaseback accounting to any part of the transaction or from derecognizing any of the tower sites-related assets or liabilities. As a result, T-Mobile has accounted for the transaction as a financing and, upon closing of the transaction in 2012, recorded on its balance sheet a long-term financial obligation in the amount of the $2.5 billion proceeds received from CCI. Tower site assets are reported on T-Mobile's balance sheet in property and equipment and continue to be depreciated. The tower site assets and accrued ground leases had carrying values of $782 million and $134 million as of March 31, 2013, respectively. T-Mobile records interest on the financial obligation at a rate of approximately 8% using the effective interest method. The financial obligation is amortized through contractual leaseback payments made by T-Mobile to CCI and through estimated future net cash flows generated and retained by CCI from operation of the tower sites. For the three months ended March 31, 2013, T-Mobile recognized interest expense of $50 million related to the financial obligation.

5.	Equipment Installment Plan Receivables
T-Mobile offers certain retail customers the option to pay for their devices and other purchases in installments over a period of up to 24 months. At the time of sale, T-Mobile imputes interest on the installment receivables and records the deferred interest as a reduction to equipment revenues and the related accounts receivable. Interest income is recognized over the financed installment term. The current portion of T-Mobile's equipment installment plan receivables is included in accounts receivable, net and was $528 million and $475 million as of March 31, 2013 and December 31, 2012, respectively. The long-term portion of the equipment installment plan receivables is included in other assets and was $246 million and $216 million as of March 31, 2013 and December 31, 2012, respectively.
Credit Quality
T-Mobile assesses the collectability and credit quality of the equipment installment plan receivables based upon a variety of factors, including aging of the accounts receivable portfolio, credit quality of the customer base, historical write-off experience, payment trends and other qualitative factors such as macro-economic conditions.
Based upon customer credit profiles and only for the purposes of classifying installment receivables, T-Mobile classifies customer receivables into the categories of “Prime” and “Subprime”. Prime customer receivables are those with lower delinquency risk and Subprime customer receivables are those with higher delinquency risk. Some customers within the Subprime category are required to pay an advance deposit for wireless service and equipment financed under the equipment installment plan.
The balance and aging of the equipment installment plan receivables on a gross basis by credit category as of March 31, 2013 and December 31, 2012 are presented in the table below:

	March 31, 2013			December 31, 2012
	Credit Category			Credit Category
(dollars in millions)	Prime	Subprime	Total	Prime	Subprime	Total
Unbilled	$384	$480	$864	$337	$432	$769
Billed - Current	16	23	39	13	21	34
Billed - Past due	5	11	16	3	10	13
Total equipment installment plan receivables	$405	$514	$919	$353	$463	$816

T-Mobile records equipment installment bad debt expense based on an estimate of the percentage of equipment revenue that will not be collected. This estimate is based on a number of factors including historical write-off experience, credit quality of the customer base, and other factors such as macro-economic conditions. T-Mobile monitors the aging of its equipment installment plan receivables and writes-off account balances if collection efforts are unsuccessful and future collection is unlikely based on customer credit ratings and the length of time from the original billing date.

T-Mobile USA, Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)

Activity in the allowance for credit losses for the equipment installment plan receivables was as follows:

(dollars in millions)	March 31, 2013	December 31, 2012
Allowance, Beginning of Period	$125	$51
Change in deferred interest on short-term and long-term installment receivables	14	69
Bad debt expense	35	85
Write-offs	(29)	(80)
Allowance, End of Period	$145	$125
Included in the allowance for credit losses is deferred interest of $124 million and $110 million as of March 31, 2013 and December 31, 2012, respectively.

6.	Variable Interest Entities
CIVS VII

Cook Inlet/VoiceStream GSM VII PCS Holdings LLC, (“CIVS VII”) is a joint venture funded by contributions from T-Mobile and Cook Inlet Voice and Data Services, Inc. (“Cook Inlet”). CIVS VII is managed by Cook Inlet and owns spectrum licenses. T-Mobile utilizes these spectrum licenses under certain operating agreements and compensates CIVS VII based on minutes of use. The maximum aggregate capital contribution is $80 million for Cook Inlet. The maximum aggregate capital contribution for T-Mobile is $453 million of which it has contributed $155 million. The results of CIVS VII have been consolidated in T-Mobile's financial statements, which include $236 million in assets held by the joint venture as of March 31, 2013 and December 31, 2012.

In conjunction with the joint venture agreement for CIVS VII, T-Mobile entered into an Exchange Rights Agreement with Cook Inlet. The existing agreement allows Cook Inlet, with advance notice, to exchange its ownership interest in the joint venture for cash equal to the sum of Cook Inlet's original contribution to the joint venture plus accrued interest. The agreement also provides T-Mobile, with advance notice, the right to terminate Cook Inlet's exchange right during the first five years, or to cause Cook Inlet to exchange its joint venture interest for cash beginning on the sixth anniversary and continuing for 10 years. The exchange right does not meet the definition of a derivative instrument. The terms of the Exchange Rights Agreement is accounted for as a financing of T-Mobile's purchase of Cook Inlet's interest in the joint venture, resulting in the derecognition of a noncontrolling interest.

On February 28, 2013, Cook Inlet and T-Mobile entered into an Amended and Restated Exchange Rights Agreement in which T-Mobile agreed to pay Cook Inlet approximately $94 million in exchange for all of Cook Inlet's interest in CIVS VII. On April 1, 2013, T-Mobile paid Cook Inlet $40 million as a down payment for its equity interests, and the parties filed for FCC regulatory approval of the contemplated equity transfer. The remaining amount of approximately $54 million will be paid upon receipt, at which time Cook Inlet will transfer all of its interest in CIVS VII to T-Mobile, and T-Mobile will then hold 100% of the issued and outstanding equity in CIVS VII. The transaction is expected to be completed in 2013.

Tower Transaction Special Purpose Entities (SPEs)
T-Mobile has SPEs created as a result of the Tower Transaction described in Note 4 that are variable interest entities. T-Mobile was precluded from application of sale-leaseback accounting and continues to reflect tower site-related assets, liabilities and results of operations within T-Mobile's consolidated financial statements as described further in Note 4 of the Condensed Consolidated Interim Financial Statements.

7.	Fair Value Measurements and Derivative Instruments
T-Mobile accounts for certain assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, T-Mobile uses a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1    Observable inputs that reflect quoted prices in active markets for identical assets or liabilities;
Level 2    Inputs other than the quoted prices in active markets that are observable either directly or indirectly; and

T-Mobile USA, Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)

Level 3	Unobservable inputs for which there is little or no market data, which require T-Mobile to develop its own assumptions.
T-Mobile uses observable market data, when available. Assets and liabilities of T-Mobile measured at fair value include interest rate swaps, cross currency interest rate swaps designated as cash flow hedges, and investments and obligations related to T-Mobile's nonqualified deferred compensation plan. During the period ended March 31, 2013, T-Mobile did not have any transfers between Levels 1, 2 or 3 in the three-tier value hierarchy.
Interest Rate Swaps
T-Mobile manages interest rate risk related to its notes payable to affiliates by entering into interest rate swaps, which are included in other current assets as of March 31, 2013 and December 31, 2012. The total notional amount of such interest rate swaps held by T-Mobile at March 31, 2013 and December 31, 2012 was $3.3 billion and $3.6 billion, respectively. Interest rate swaps are valued using discounted cash flow techniques. These techniques incorporate market-based observable inputs such as interest rates and credit spreads, considering each instrument's term, notional amount, discount rate and credit risk.
T-Mobile's interest rate swaps are classified as Level 2 in the three-tier value hierarchy. T-Mobile recorded gains on the change in the fair value of the interest rate swaps of $2 million and $15 million during three months ended March 31, 2013 and 2012, respectively, which were included in interest expense to affiliates.
Cross Currency Interest Rate Swaps
T-Mobile has three cross currency interest rate swaps designated as cash flow hedges related to approximately $2.3 billion of intercompany Euro denominated notes payable to affiliates, which were entered into upon assumption of the notes to fix the future interest and principal payments in U.S. dollars, as well as to mitigate the impact of foreign currency transaction gains or losses over the terms of the payables to affiliates extending to 2025. The cross currency interest rate swaps are carried at fair value on T-Mobile's balance sheet as of March 31, 2013, reflected as $111 million included in other assets and $2 million included in other long-term liabilities. Cross currency interest rate swaps are valued using discounted cash flow techniques. These techniques incorporate market-based observable inputs such as interest rates and credit spreads, considering each instrument's term, notional amount, discount rate and credit risk.
T-Mobile evaluates hedge effectiveness at the inception of the hedge prospectively as well as retrospectively and at the end of each reporting period, records any ineffective portion of the hedging instruments in interest expense to affiliates. For the three months ended March 31, 2013 and 2012, the hedges were evaluated as 100% effective, thus no gain (loss) was recognized in interest expense to affiliates due to hedge ineffectiveness.
T-Mobile's cross currency interest rate swaps are classified as Level 2 in the three-tier value hierarchy. For the three months ended March 31, 2013, a $43 million loss, net of tax, on the cross currency interest rate swaps was recognized in other comprehensive income (loss). For the three months ended March 31, 2012, a $71 million gain, net of tax, on the cross currency interest rate swaps was recognized in other comprehensive income (loss).
Nonqualified Deferred Compensation Plan
Included in long-term investments and other long-term liabilities are available for sale securities and obligations, respectively, relating to T-Mobile's nonqualified deferred compensation plan, which are valued using quoted market prices in active markets or broker-dealer quotations. The nonqualified deferred compensation plan assets and liabilities are classified as Level 1 in the three‑tier value hierarchy.

T-Mobile USA, Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)

The following tables provide a summary by level of the fair value of financial instruments as of March 31, 2013 and December 31, 2012 that are measured on a recurring basis:

	March 31, 2013
(dollars in millions)	Level 1	Level 2	Level 3	Total
Assets
Interest rate swaps	$—	$98	$—	$98
Cross currency interest rate swaps	—	111	—	111
Nonqualified deferred compensation plan	36	—	—	36
	$36	$209	$—	$245
Liabilities
Cross currency interest rate swaps	$—	$2	$—	$2
Nonqualified deferred compensation plan	36	—	—	36
	$36	$2	$—	$38

	December 31, 2012
(dollars in millions)	Level 1	Level 2	Level 3	Total
Assets
Interest rate swaps	$—	$106	$—	$106
Cross currency interest rate swaps	—	144	—	144
Nonqualified deferred compensation plan	31	—	—	31
	$31	$250	$—	$281
Liabilities
Nonqualified deferred compensation plan	$31	$—	$—	$31
	$31	$—	$—	$31
The following table summarizes the fair values of derivatives not designated as hedging instruments in the Condensed Consolidated Balance Sheets at March 31, 2013 and December 31, 2012:

	Derivatives Not Designated as Hedging Instruments
(dollars in millions)	March 31, 2013	December 31, 2012
Assets
Interest rate swaps	$98	$106
The following table summarizes the activity related to derivatives not designated as hedging instruments in the Condensed Consolidated Statements of Income and Comprehensive Income for the three months ended March 31, 2013 and 2012:

	Derivatives Not Designated as Hedging Instruments
	For the three months ended
(dollars in millions)	March 31, 2013	March 31, 2012
Amount of gain recognized in income
Interest rate swaps	$2	$15

T-Mobile USA, Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)

The following table summarizes the fair values of derivatives designated as hedging instruments in the Condensed Consolidated Balance Sheets at March 31, 2013 and December 31, 2012:

	Derivatives Designated as Hedging Instruments
(dollars in millions)	March 31, 2013	December 31, 2012
Assets
Cross currency interest rate swaps	$111	$144
	$111	$144

Liabilities	$2	$—
Cross currency interest rate swaps	$2	$—
The following tables summarizes the activity related to derivatives designated as hedging instruments in the Condensed Consolidated Statements of Income and Comprehensive Income for three months ended March 31, 2013 and 2012:

	Derivatives Designated as Hedging Instruments
(dollars in millions)	March 31, 2013	March 31, 2012
Amount of (loss) gain recognized in other comprehensive income (loss), net of tax
Cross currency interest rate swaps	$(43)	$71

Notes Payable to Affiliates
The fair value of T-Mobile's notes payable to affiliates is determined based on a discounted cash flow approach which considers the future cash flows discounted at current rates. The approach includes an estimate for the stand alone credit risk of T-Mobile. The fair value measurements utilized to estimate the fair value of T-Mobile's notes payable to affiliates are classified as Level 2 in the three-tier value hierarchy. The following table presents the carrying amounts and fair values of T-Mobile's current and long-term notes payable to affiliates:

(dollars in millions)	March 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Notes payable to affiliates	$14,854	$14,852	$14,945	$14,721
Although T-Mobile has determined the estimated fair value amounts using available market information and commonly accepted valuation methodologies, considerable judgment is required in interpreting market data to develop fair value estimates. The fair value estimates are based on information available at March 31, 2013 and December 31, 2012.  As such, T-Mobile's estimates are not necessarily indicative of the amount that T-Mobile could realize in a current market exchange and current estimates of fair value could differ significantly.
On April 30, 2013, Deutsche Telekom recapitalized T-Mobile by retiring T-Mobile's notes payable to affiliates principal balance of $14.5 billion in connection with the Business Combination (Note 14).

8.	Income Taxes
The effective income tax rate was 40.24% and 38.32% for the three months ended March 31, 2013 and 2012, respectively. For the three months ended March 31, 2013, T-Mobile's effective income tax rate differs from the statutory federal rate of 35.0% primarily due to net state and foreign taxes and permanent book and tax differences related to non-deductible costs. For the three months ended March 31, 2012, the effective income tax rate differed from the statutory federal rate of 35.0% primarily due to net state and foreign taxes.
Income tax expense was $72 million and $125 million for the three months ended March 31, 2013 and 2012, respectively. The decrease in income tax expense for the three months ended March 31, 2013 compared to the same period in 2012 was primarily due to lower pre-tax book income.

T-Mobile USA, Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)

9.	Earnings per Share
Basic and diluted earnings per share (“EPS”) are computed as net income divided by the weighted-average number of common shares outstanding for the period. Previously granted stock options for Deutsche Telekom stock were awarded as part of T-Mobile's legacy stock option incentive plan. However, these awards do not affect T-Mobile's equity structure and, therefore, do not represent potentially dilutive securities of T-Mobile. As the Company has not issued any potentially dilutive securities, the basic and diluted EPS calculations are identical.
The computation of basic and diluted EPS was as follows:

	For the three months ended
(dollars in millions, except shares and per share amounts)	March 31, 2013	March 31, 2012
Basic and Diluted EPS:
Net income	$107	$200
Weighted average shares outstanding - basic and diluted	292,669,971	292,669,971
Net income per common share - basic and diluted	$0.37	$0.68

10.	Related Party Transactions
T-Mobile has obtained funding from Deutsche Telekom or its affiliates to meet working capital, capital expenditure, and other obligations. Transactions associated with Deutsche Telekom or its affiliates are included in various items in the accompanying Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income and Comprehensive Income.
The following table summarizes the balances with Deutsche Telekom or its affiliates on the Condensed Consolidated Balance Sheets:

(dollars in millions)	March 31, 2013	December 31, 2012
Assets
Amount owed to the Company for affiliate receivables and cash management agreement	$405	$682
Interest rate swaps	98	106
Cross currency interest rate swaps	111	144

Liabilities
Other payables to affiliates	$374	$329
Notes payable to affiliates	14,854	14,945
Cross currency interest rate swaps	2	—
The following table summarizes transactions with Deutsche Telekom or its affiliates on the Condensed Consolidated Statements of Income and Comprehensive Income:

	For the three months ended
(dollars in millions)	March 31, 2013	March 31, 2012
Revenues related to roaming agreements	$3	$4
Expenses related to roaming agreements	1	1
Reduction in roaming revenues related to volume discounts	4	3
Reduction in roaming expenses related to volume discounts	5	5
Fees incurred for use of the T-Mobile brand	13	13
Expenses for telecommunications and IT services	27	35
Interest expense to affiliates, excluding amounts capitalized	180	174
Net gains related to changes in fair value of interest rate swaps	2	15
Net (loss) gain related to changes in the fair value of cash flow hedges recorded in other comprehensive income (loss)	(43)	71

T-Mobile USA, Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)

T-Mobile has intercompany interest rate swap agreements and cross currency interest rate swaps, which are designated as cash flow hedges, with Deutsche Telekom or its affiliates (Note 7). The following table summarizes the activity related to the swaps for the three month period ended March 31, 2013 and year ended December 31, 2012:

	March 31, 2013		December 31, 2012
(dollars in millions for notional amounts)	Number of Contracts	Notional Amounts	Number of Contracts	Notional Amounts
Interest rate swaps entered into during the period	—	$—	3	$2,300
Interest rate swaps terminated during the period	—	—	1	500
Interest rate swaps matured during the period	1	250	3	1,050
Interest rate swaps outstanding at period-end	6	3,300	7	3,550
Cash flow hedges outstanding at period-end	3	2,300	3	2,300
On March 29, 2013, T-Mobile amended and restated its credit agreement with U.S. Bank National Association that allows for the issuance of letters of credit in the aggregate amount of $100 million through June 30, 2014.  For the purposes of securing T-Mobile's obligation, Deutsche Telekom issued a letter of credit on T-Mobile's behalf.

11.	Restructuring Costs

In 2013, T-Mobile initiated a cost restructuring program in order to reduce its overall cost structure and to align with its uncarrier strategy and position T-Mobile for growth. In connection with these restructuring activities, T-Mobile recognized total costs of approximately $31 million during the three months ended March 31, 2013. For the year ending December 31, 2013, T-Mobile expects to incur a total of approximately $60 million for severance payments and other personnel-related restructuring costs.
As of March 31, 2013, $30 million of lease buyout costs were included in accrued liabilities related to the 2012 restructuring program that are being amortized over the remaining lease terms through 2022.
Activities associated with T-Mobile's restructuring plans and respective accrued liabilities were as follows:

(dollars in millions)	2013 Restructuring Program	2012 Restructuring Program	Total Restructuring
Balance at December 31, 2012	$—	$32	$32
Personnel related restructuring costs	30	—	30
Non-personnel related restructuring costs	1	—	1
Cash payments	—	(2)	(2)
Balance at March 31, 2013	$31	$30	$61

12.	Supplemental Cash Flow Information

	For the three months ended
(dollars in millions)	March 31, 2013	March 31, 2012
Interest and income tax payments
Interest payments-affiliates	$212	$219
Interest payments-other	46	5
Income tax payments (refunds), net	(4)	—
Noncash investing and financing activities
Increase (decrease) in accounts payable for purchases of property and equipment	111	(173)
Relinquishment of accounts receivable from affiliates in satisfaction of notes payable to affiliates	—	644
Noncash portion of spectrum license swap transactions	8	—

T-Mobile USA, Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)

13.	Commitments and Contingencies
Commitments
T-Mobile has lease commitments primarily to operate cell sites, switch sites, retail stores and office facilities as well as with local exchange carriers for dedicated transportation lines. Additionally, T-Mobile has other purchase commitments with local exchange carriers for non-dedicated transportation lines and a variety of suppliers to purchase handsets, network services, equipment, software and other items in the ordinary course of business.
Contingencies and Litigation

T-Mobile is involved in six putative stockholder derivative and class action lawsuits challenging the Business Combination. These lawsuits include:

•	Paul Benn v. MetroPCS Communications, Inc. et al., Case No. C.A. 7938-CS filed on October 11, 2012 in the Delaware Court of Chancery;

•	Joseph Marino v. MetroPCS Communications, Inc. et al., Case No. C.A. 7940-CS filed on October 11, 2012 in the Delaware Court of Chancery;

•	Robert Picheny v. MetroPCS Communications, Inc. et al., Case No. C.A. 7971-CS filed on October 22, 2012 in the Delaware Court of Chancery;

•	James McLearie v. MetroPCS Communications, Inc. et al., Case No. C.A. 8009-CS filed on November 5, 2012 in the Delaware Court of Chancery;

•	Adam Golovoy et al. v. Deutsche Telekom et al., Cause No. CC-12-06144-A filed on October 10, 2012 in the Dallas, Texas County Court at Law; and

•	Nagendra Polu et al. v. Deutsche Telekom et al., Cause No. CC-12-06170-E filed on October 10, 2012 in the Dallas, Texas County Court at Law.

The lawsuits allege that the various defendants breached fiduciary duties, or aided and abetted in the alleged breach of fiduciary duties, to the MetroPCS stockholders by entering into the transaction. In addition, on March 28, 2013, another lawsuit challenging the transaction and related disclosures, and alleging breaches of fiduciary duty to MetroPCS shareholders was filed in the U.S. District Court for the Southern District of New York entitled The Merger Fund et al. v. MetroPCS Communications, Inc. et al. T-Mobile intends to defend these lawsuits vigorously and does not expect resolution of these matters to have a material adverse effect on T-Mobile's financial position, results of operations or cash flows.

T-Mobile and its subsidiaries are involved in numerous lawsuits, regulatory proceedings, and other similar matters, including class actions and intellectual property claims, that arise in the ordinary course of business. Legal proceedings are inherently unpredictable, and often present complex legal and factual issues and can include claims for large amounts of damages.  In T-Mobile's opinion at this time, these proceedings (individually and in the aggregate) should not have a material adverse effect on T-Mobile's financial position, results of operations or cash flows. These statements are based on T-Mobile's current understanding and assessment of relevant facts and circumstances. As such, T-Mobile's view of these matters is subject to inherent uncertainties and may change in the future.

14.	Subsequent Events

On April 14, 2013, Deutsche Telekom and MetroPCS entered into an amendment to the original BCA (Note 3) to (i) reduce the principal amount of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction to $11.2 billion, (ii) reduce the interest rate of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by 50 basis points, and (iii) extend the lock-up period on sales to the public following the closing of the transaction of shares of common stock of the combined company held by Deutsche Telekom from six months to eighteen months, subject to certain exceptions.
The shareholders of MetroPCS approved the business combination between T-Mobile and MetroPCS on April 24, 2013.

Prior to the closing of the Business Combination, Deutsche Telekom effected a recapitalization of T-Mobile. T-Mobile's existing notes payable to affiliates, with a total principal balance of $14.5 billion, were extinguished, interest rate and cross currency interest rate swaps related to the extinguished notes were settled, and $11.2 billion of new unsecured senior notes were issued to Deutsche Telekom. The new unsecured senior notes, which are divided equally between reset and non-reset notes,

T-Mobile USA, Inc.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)

were issued at a weighted average interest rate of 5.73% and 6.62% for the reset and non-reset notes, respectively. The notes include ratable annual maturities ranging from 2019 through 2023. As part of the recapitalization, Deutsche Telekom contributed to T-Mobile approximately $2.8 billion in additional equity, net of cash and related party receivables applied in the recapitalization. Further, T-Mobile entered into an unsecured revolving credit facility with Deutsche Telekom that allows for up to $500 million in borrowings.
T-Mobile completed the transaction as described in Note 3 with a purchase price of approximately $3.0 billion. T-Mobile will allocate the purchase price based on the relative fair value of the assets acquired and liabilities assumed, including $5.5 billion in notes held by MetroPCS. Also on April 30, 2013, the combined company's name was changed to T-Mobile US, Inc.
Due to the initial accounting for the business combination being incomplete at the date these Condensed Consolidated Interim Financial Statements were issued, certain business combination disclosures have been omitted that are required for transactions occurring after the reporting date, but before issuance of the financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
In this report T-Mobile has made forward-looking statements. These statements are based on estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning T-Mobile's possible or assumed future results of operations. Forward-looking statements also include those containing the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, T-Mobile claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
The following important factors, along with the “Risk Factors” included in Exhibit 99.2 of the Current Report on Form 8-K filed on May 8, 2013, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

•	adverse conditions in the U.S. and international economies or disruptions to the credit and financial markets;

•	competition in the wireless services market;

•	the ability to complete and realize expected synergies and other benefits of acquisitions;

•	the inability to implement T-Mobile's business strategies or ability to fund our wireless operations, including payment for additional spectrum, network upgrades, and technological advancements;

•	the ability to renew T-Mobile's spectrum licenses on attractive terms;

•	the ability to manage growth in wireless data services including network quality and acquisition of adequate spectrum licenses at reasonable costs and terms;

•	material changes in available technology;

•	the timing, scope and financial impact of T-Mobile's deployment of 4G LTE technology;

•	the impact on T-Mobile's networks and business from major technology equipment failures;

•	breaches of network or information technology security, natural disasters or terrorist attacks or existing or future litigation and any resulting financial impact not covered by insurance;

•	any changes in the regulatory environments in which T-Mobile operates, including any increase in restrictions on the ability to operate T-Mobile's networks;

•	any disruption of T-Mobile's key suppliers' provisioning of products or services;

•	material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact;

•
changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and,

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions.
Except as expressly stated, the financial condition and results of operations discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations are those of T-Mobile USA, Inc. (“T-Mobile”) and its consolidated subsidiaries.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide a reader of T-Mobile's financial statements with a narrative from the perspective of management on T-Mobile's financial condition, results of operations, liquidity and certain other factors that may affect future results. Unless expressly stated otherwise, the comparisons presented in this MD&A refer to the same period in the prior year. T-Mobile's MD&A is presented in eleven sections:

•	Company Overview

•	Critical Accounting Policies and Estimates

•	Results of Operations

•	Performance Measures

•	Reconciliation of Non-GAAP Financial Measures

•	Liquidity and Capital Resources

•	Off-Balance Sheet Arrangements

•	Related Party Transactions

•	Restructuring Costs

•	Recently Issued Accounting Standards

•	Quantitative and Qualitative Disclosures About Financial, Credit, Market and Liquidity Risk

T-Mobile's MD&A should be read in conjunction with the unaudited condensed consolidated interim financial statements and notes thereto included herein and the audited consolidated financial statements for the three years ended December 31, 2012, as filed by T-Mobile US, Inc. on its Current Report on Form 8-K/A filed on May 8, 2013. All amounts herein are unaudited.

Company Overview

T-Mobile is a wireless telecommunications carrier that offers mobile communications services under the T-Mobile brands in the United States, Puerto Rico and the U.S. Virgin Islands. T-Mobile operates its business as one reportable segment. T-Mobile's service offerings include postpaid and prepaid wireless voice, messaging and data services, mobile broadband and wholesale wireless services. As of March 31, 2013, T-Mobile provides service to approximately 34.0 million customers through its nationwide network.
As of March 31, 2013, T-Mobile's nationwide coverage offers wireless voice, messaging, and data services across a service area covering over 280 million people in most metropolitan areas. In addition, T-Mobile has roaming agreements with other mobile communication network operators that allow mobile communication services to be provided beyond the direct coverage area of the T-Mobile network. Services from T-Mobile are provided using Evolved 4G High Speed Packet Access (“HSPA+”), Universal Mobile Telecommunications Systems (“UMTS”), General Packet Radio Service (“GPRS”), Enhanced Data rates for GSM Evolution (“EDGE”), and the Global System for Mobile Communications (“GSM”) technologies. In 2013, T-Mobile is launching 4G services using Long Term Evolution (“LTE”) technology and is expected to cover 90% of the major metropolitan areas of the United States for a total 4G LTE service area covering a population of 100 million people by mid-year 2013 and 200 million people by the end of 2013. As of March 31, 2013, T-Mobile had launched 4G LTE in seven metropolitan areas.

Customers

T-Mobile generates revenue from three primary categories of customers: branded postpaid, branded prepaid and wholesale. Branded postpaid customers generally include customers that are qualified to pay after incurring a month of service and branded prepaid customers include customers who generally pay in advance. Wholesale customers include Machine-to-Machine (“M2M”) customers and Mobile Virtual Network Operator (“MVNO”) customers that operate on the T-Mobile network, but are managed by wholesale partners. T-Mobile generates the majority of its revenues by providing wireless communication services to branded postpaid customers. Therefore, T-Mobile's ability to acquire and retain branded postpaid customers is significant to its business, including the generation of service revenues, equipment sales and other revenues. During the three months ended March 31, 2013, 81% of T-Mobile's service revenues were generated by providing wireless communication services to branded postpaid customers, compared to 13% for branded prepaid customers, and 6% for wholesale customers, roaming and other services.

Services and Products
T-Mobile provides affordable wireless communication services nationwide through a variety of service plan options including T-Mobile's “Value” plans which allow branded postpaid customers to subscribe for wireless services separately from, or without purchase of, or payment for, a bundled handset.
In an effort to continue providing even more value and flexibility to customers, T-Mobile introduced the “Simple Choice Plan” in the first quarter of 2013, eliminating annual service contracts and simplifying the lineup of consumer rate plans to one affordable plan for unlimited talk, text and web service with options to add data plans. Depending on their credit profile, customers are qualified either for postpaid service, where they pay after incurring a month of service, or prepaid service, where they pay in advance.
Customers on T-Mobile's Value or Simple Choice plans benefit from reduced monthly service charges and can choose whether to use their own compatible handset on T-Mobile's network or purchase a handset from T-Mobile or one of its dealers. Depending on their credit profile, qualifying customers who purchase their handset from T-Mobile have the choice of either paying for a handset at the point-of-sale or financing a portion of the purchase price over an installment period. For each handset sold, T-Mobile's Value and Simple Choice plans result in increased equipment revenue, compared to traditional bundled price plans that typically offer a handset discount, but involve higher service charges. As a result, T-Mobile Value and Simple Choice plans result in increased net income during the period of activation while monthly service revenues are lower over the service period as further described in “Results of Operations - Equipment Sales.”

T-Mobile sells services, handsets and accessories through T-Mobile owned and operated retail stores, independent third party retail outlets and over the Internet through the T-Mobile website (www.T-Mobile.com) and a variety of third party web locations. The information on T-Mobile's website is not part of this report or any other report furnished to or filed with the SEC. T-Mobile offers a wide selection of wireless handsets and accessories, including smartphones, wirelessly enabled computers (i.e., notebooks and tablets), and data cards which are manufactured by various suppliers. T-Mobile sells handsets directly to consumers, as well as to dealers and other third party distributors for resale.

Business Strategy

T-Mobile continues to aggressively pursue its Challenger Strategy, which was originally launched in 2011 and developed to reposition T-Mobile and return the company to growth. In the first quarter of 2013, T-Mobile launched a series of bold “Un-carrier” moves to further accelerate growth. The Challenger Strategy is comprised of the following five elements:

•
Amazing 4G Services. T-Mobile is currently in the process of upgrading its network with a $4 billion investment designed to modernize the 4G network, improve coverage, align spectrum bands with other key players in the U.S. market and deploy nationwide 4G LTE services in 2013. The timing for the launch of 4G LTE allows T-Mobile to take advantage of the latest and most advanced 4G LTE technology infrastructure, improving the overall capacity and performance of T-Mobile's 4G network, while optimizing spectrum resources. T-Mobile expects to broadly deploy 4G LTE to reach over 100 million people by mid-year 2013 and 200 million people by the end of 2013.

•
Value Leadership. T-Mobile plans to extend its position as the leader in delivering distinctive value for consumers in all customer segments. T-Mobile's Value plans brought flexibility and value to branded postpaid customers by allowing customers the option to pay for handsets over an installment period or bring their own device, and T-Mobile's Monthly4G services brought T-Mobile's nationwide 4G network quality and performance to branded prepaid customers at flat monthly rates without the requirement of an annual service contract. Further asserting its position as a value leader, in March 2013 T-Mobile introduced Simple Choice plans which eliminated annual service contracts and provide customers with a single, affordable rate plan without the complexity of caps and overage charges. Customers on Simple Choice plans can purchase the most popular smartphones, pay for them in affordable, interest-free monthly installments and upgrade any time they like without restrictive annual service contract cycles.

•
Trusted Brand. T-Mobile positions itself as the brand that consumers trust for affordable 4G services. By eliminating annual service contracts and focusing on unlimited data services and simplified billing, T-Mobile will reduce overages and surprise charges as well as address other sources of customer dissatisfaction and frustration. Modernization of the network and introduction of the Apple iPhone in the second quarter of 2013 will further reposition T-Mobile as offering a dependable high-speed service with a full range of desirable handsets and devices. Customers will be able to purchase or finance handsets from a competitive device lineup including popular Samsung smartphones and Apple iPhone devices.

•
Multi-segment Player. T-Mobile plans to continue to operate in multiple market segments to accelerate growth. In B2B, T-Mobile has made significant investments in software and systems. Additionally, T-Mobile expects to continue to expand its wholesale business through MVNOs and other wholesale relationships where its spectrum depth, available network capacity and GSM technology base help secure profitable wholesale customers.

•
Aligned Cost Structure (Challenger Business Model). T-Mobile continues to pursue a low-cost business model and has already delivered in excess of $1 billion in annual run-rate cost savings through its Reinvent cost reduction program since 2011. These cost programs are on-going as T-Mobile continues to work to simplify its business and drive operational efficiencies in areas such as network optimization, customer roaming, improved customer collection rates and better management of customer acquisition and retention costs. A portion of savings have been, and will continue to be, reinvested into customer acquisition programs.

Business Combination with MetroPCS

On October 3, 2012, Deutsche Telekom and MetroPCS announced the business combination agreement, which provides for the combination of T-Mobile and MetroPCS. This agreement was subsequently amended on April 14, 2013. Under the terms of the business combination agreement, Deutsche Telekom will receive approximately 74% of the fully-diluted shares of common stock of the combined company (calculated pursuant to the business combination agreement) in exchange for its contribution of all of T-Mobile's common stock. On April 24, 2013, the shareholders of MetroPCS voted to approve the transaction to combine T-Mobile and MetroPCS. The business combination of T-Mobile and MetroPCS was completed on April

30, 2013. See Note 3 and Note 14 of the Condensed Consolidated Interim Financial Statements for the three months ended March 31, 2013 for additional information on the business combination.

Critical Accounting Policies and Estimates

T-Mobile believes the following critical accounting policies affect the more significant judgments and estimates used in the preparation of the T-Mobile condensed consolidated interim financial statements.

Allowances for Uncollectible Accounts

T-Mobile maintains an allowance for estimated losses resulting from the failure of customers to make required payments. When determining the allowance T-Mobile considers the probability of recovery based on past experience taking into account current collection trends and general economic factors. Collection risks are assessed for each type of receivable based upon historical and expected write-offs, net of recoveries, and an analysis of the aged accounts receivable balances with reserves generally increasing as the receivable ages. To the extent that actual loss experience differs significantly from historical trends or assumptions, the required allowance amounts could differ from the estimate. Total allowance for uncollectible accounts receivable as of March 31, 2013 and December 31, 2012 was approximately 9.0% and 9.6%, respectively, of the total amount of gross accounts receivable, including long-term accounts receivable.

Depreciation

The depreciation of assets, including underlying management estimates of useful lives, is described in Notes 6 to the T-Mobile consolidated financial statements for the three years ended December 31, 2012 as filed by T-Mobile US, Inc. on its Current Report on Form 8-K/A filed on May 8, 2013. Depreciable life studies are performed periodically to confirm the appropriateness of depreciable lives for certain categories of property, plant and equipment. These studies take into account actual usage, physical wear and tear, replacement history and assumptions about technology evolution. When these factors indicate that an asset's useful life is different from the previous assessment, the remaining book values are depreciated prospectively over the adjusted remaining estimated useful life.

Evaluation of Indefinite-Lived Intangible Assets for Impairment

T-Mobile assesses the carrying value of other indefinite-lived intangible assets (spectrum licenses) for potential impairment annually as of December 31 or more frequently if events or changes in circumstances indicate that such assets might be impaired. Indicators of impairment include the impacts of significant adverse changes in legal factors, market and economic conditions, T-Mobile's operational performance and ability to achieve strategic plans, actions by regulators, changes in competition and market share, and possible significant adverse changes to the cost or continued availability of capital for the expansion and enhancement of the T-Mobile wireless network.

T-Mobile tests its spectrum licenses for impairment on an aggregate basis at a national level. T-Mobile estimates the fair value of the licenses using the Greenfield approach, which is an income approach that estimates the price at which an orderly transaction to sell the asset would take place between market participants at the measurement date under current market conditions. The Greenfield approach values the licenses by calculating the cash flow generating potential of a hypothetical start-up company that goes into business with no assets except the asset to be valued (in this case, licenses). The value of the licenses can be considered as equal to the present value of the cash flows of this hypothetical start-up company. T-Mobile bases the assumptions underlying the Greenfield approach on a combination of market participant data and T-Mobile's historical results, trends and business plans. Future cash flows in the Greenfield approach are based on estimates and assumptions of market participant revenues, EBITDA margin, network build-out period, and a long-term growth rate for a market participant taking into consideration expected industry and market conditions. The cash flows are discounted using a weighted average cost of capital reflecting the risks associated with the business and the projected cash flows. If the carrying amount of spectrum licenses exceeds the fair value, an impairment loss is recognized.

Fair Value of Financial Instruments

T-Mobile accounts for certain assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, T-Mobile uses a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 - Observable inputs that reflect quoted prices in active markets for identical assets or liabilities;

Level 2 - Inputs other than the quoted prices in active markets that are observable either directly or indirectly, and;
Level 3 - Unobservable inputs for which there is little or no market data, which require T-Mobile to develop its own assumptions.

As of March 31, 2013 and December 31, 2012, T-Mobile did not have any significant assets or liabilities balances categorized as Level 3 in the three-tier hierarchy.

Derivative instruments are recorded on the balance sheet at their fair values and are classified as Level 2 in the three-tier value hierarchy. T-Mobile's derivative instruments are comprised of interest rate and currency exchange swaps entered into in connection with long-term borrowings from related parties. T-Mobile uses discounted cash flow techniques to determine the fair value, which incorporates market-based observable inputs such as interest rates, credit spreads, forward currency exchange rates and estimates and assumptions such as instrument's term, notional amounts, discount rate and credit risk.

Rent Expense

Most of the leases on T-Mobile's tower sites have fixed rent escalations which provide for periodic increases in the amount of rent payable over time. T-Mobile calculates straight-line rent expense for each of these leases based on the fixed non-cancellable term of the lease plus all periods, if any, for which failure to renew the lease imposes a penalty on T-Mobile in such amount that a renewal appears, at lease inception, to be reasonably assured. T-Mobile is therefore required at lease inception to make significant assumptions in determining and assessing the factors that constitute a “penalty”. In doing, so T-Mobile primarily considers costs incurred in acquiring and developing new sites, the useful life of site improvements and equipment costs, future economic conditions and the extent to which improvements in wireless technologies can be incorporated into a current assessment of whether an economic compulsion will exist in the future to renew a lease.

Income Taxes

T-Mobile's estimate of income taxes and the significant items giving rise to deferred tax assets and liabilities includes recent cumulative earnings experience by taxing jurisdiction, expectations of future income, the carry forward periods available for tax reporting purposes, and other relevant factors. A valuation allowance is maintained against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Actual income taxes could vary from these estimates due to future changes in income tax law or the final review of T-Mobile tax returns by federal, state or foreign tax authorities.

T-Mobile accounts for uncertainty in income taxes recognized in the financial statements in accordance with the accounting guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. T-Mobile uses judgment to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position and adjusts the unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.

Results of Operations

In this section, T-Mobile discusses the overall results of its consolidated operations. The historical results of operations of T-Mobile should not be considered representative of the anticipated results of operation of T-Mobile US, Inc., the combined company resulting from the Business Combination.

For the three months ended March 31, 2013 compared to the three months ended March 31, 2012

Set forth below is a summary of certain financial information for the periods indicated:

	For the three months ended
(dollars in millions)	March 31, 2013	March 31, 2012	Change
Revenues
Branded postpaid revenues	$3,263	$3,821	(15)%
Branded prepaid revenues	503	377	33%
Wholesale revenues	149	130	15%
Roaming and other service revenues	90	116	(22)%
Total service revenues	4,005	4,444	(10)%
Equipment sales	606	535	13%
Other revenues	66	55	20%
Total revenues	4,677	5,034	(7)%
Operating expenses
Network costs, excluding depreciation and amortization	1,109	1,196	(7)%
Cost of equipment sales	886	845	5%
Customer acquisition, excluding depreciation and amortization	737	749	(2)%
General and administrative, excluding depreciation and amortization	769	970	(21)%
Depreciation and amortization	755	747	1%
MetroPCS transaction-related costs	13	—	**
Restructuring costs	31	6	**
Other, net	(2)	24	**
Total operating expenses	4,298	4,537	(5)%
Operating income	379	497	(24)%

Other (expense) income
Interest expense to affiliates	(178)	(171)	4%
Interest expense	(51)	—	**
Income tax expense	(72)	(125)	(42)%
Other, net	29	(1)	**
Net income	$107	$200	(47)%
** Not Meaningful
Revenues
Branded Postpaid Revenues. Branded postpaid revenues decreased by $558 million, or 15%, to $3.3 billion for the three months ended March 31, 2013 from $3.8 billion for the three months ended March 31, 2012. The decrease was primarily attributable to a 9% year-over-year decline in the number of average branded postpaid customers. Branded postpaid revenues were also negatively impacted by the growth of T-Mobile's Value and Simple Choice plans which have lower average revenue per user, or ARPU, than other T-Mobile branded postpaid rate plans (see “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Performance Measures” for information relating to ARPU). Compared to other traditional bundled price plans, Value and Simple Choice plans result in lower service revenues but higher equipment revenues at the time of the sale as the plans do not include a bundled sale of a heavily discounted handset. Branded postpaid customers on Value and Simple Choice plans more than doubled over the past twelve months and at March 31, 2013, 36% of the branded postpaid customer base was on Value or Simple Choice plans, compared to only 15% of the branded postpaid customer base at March 31, 2012.

Branded Prepaid Revenues. Branded prepaid revenues increased by $126 million, or 33%, to $503 million for the three months ended March 31, 2013 from $377 million for the three months ended March 31, 2012. The increase was primarily attributable to 20% growth of average branded prepaid customers and 11% higher branded prepaid ARPU in the three months ended March 31, 2013 over the same period of the prior year driven by the success of T-Mobile's monthly prepaid service plans, which include data services (see “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Performance Measures” for information relating to ARPU).
Wholesale Revenues. Wholesale revenues increased by $19 million, or 15%, to $149 million for the three months ended March 31, 2013 from $130 million for the three months ended March 31, 2012. The increase was primarily attributable to the 19% growth of average MVNO customers (see “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Performance Measures”).
Roaming and Other Service Revenues. Roaming and other service revenues decreased by $26 million, or 22%, to $90 million for the three months ended March 31, 2013 from $116 million for the three months ended March 31, 2012. The decrease was primarily attributable to lower data roaming revenues due to rate reductions entered into with certain international roaming partners in the second half of 2012.
Equipment Sales. Equipment sales increased by $71 million, or 13%, to $606 million for the three months ended March 31, 2013 from $535 million for the three months ended March 31, 2012. The increase over the prior year was primarily attributed to increased revenue per unit sold, as the volume of unit sales of handsets declined 7% year over year. The higher revenue per unit sold was primarily attributable to equipment sales changes in connection with T-Mobile's Value and Simple Choice plans and growth in the sales of smartphones, which have a higher revenue per unit sold as compared to other handsets. T-Mobile financed $298 million of the equipment sales through equipment installment plans during the three months ended March 31, 2013 an increase from $186 million in the three months ended March 31, 2012. Additionally, customers on Value and Simple Choice plans had associated equipment installment plan billings of $194 million in the three months ended March 31, 2013 compared to $76 million in the three months ended March 31, 2012.

Other Revenues. Other revenues increased by $11 million, or 20%, to $66 million for the three months ended March 31, 2013 from $55 million for the three months ended March 31, 2012. The increase was primarily due to higher rental income from leasing space on T-Mobile owned wireless communication towers to third parties.
Operating Expenses
Network Costs. Network costs, excluding depreciation and amortization, decreased by $87 million, or 7%, to $1.1 billion for the three months ended March 31, 2013 from $1.2 billion for the three months ended March 31, 2012. The decrease was primarily attributable to lower roaming expenses related to a decrease in branded customers and associated usage compared to the three months ended March 31, 2012. Additionally, due to the network transition to enhanced telecommunication lines with higher capacity, T-Mobile was able to accommodate higher data volumes at a lower cost resulting in lower network costs in the three months ended March 31, 2013.
Cost of Equipment Sales. Cost of equipment sales increased by $41 million, or 5%, to $886 million for the three months ended March 31, 2013 from $845 million for the three months ended March 31, 2012. The increase was primarily attributable to a 16% increase in the average cost per unit of each handset sold resulting from the growth in the sale of smartphones, which have a higher cost, offset by lower quantity of handsets sold from fewer branded customer gross additions in the three months ended March 31, 2013, compared to the same period of the prior year.
Customer Acquisition. Customer acquisition, excluding depreciation and amortization, decreased by $12 million, or 2%, to $737 million for the three months ended March 31, 2013 from $749 million for the three months ended March 31, 2012. The decrease was primarily attributable to lower employee-related expenses due to fewer customer acquisition employees.
General and Administrative. General and administrative expense, excluding depreciation and amortization, decreased by $201 million, or 21% to $769 million for the three months ended March 31, 2013 from $970 million for the three months ended March 31, 2012. The decrease was primarily attributable to lower bad debt expense driven by improved credit quality of T-Mobile's customer portfolio and the shift in the customer base towards branded prepaid customers. Additionally, lower employee-related expenses in the three months ended March 31, 2013 as a result of restructuring initiatives implemented in the first half of 2012 contributed to the year-over-year decrease.

MetroPCS Transaction-Related Costs. Acquisition-related costs of $13 million were incurred in the three months ended March 31, 2013 primarily related to professional services costs associated with the Business Combination.

Restructuring Costs. Restructuring costs of $31 million were incurred for the three months ended March 31, 2013 related to T-Mobile's 2013 cost restructuring program to make operational changes to align to T-Mobile's new strategy and position the company for future growth. Costs associated with the 2013 restructuring for the three months ended March 31, 2013 primarily related to severance and other personnel-related costs. Restructuring costs of $6 million were incurred during the three months ended March 31, 2012 related to T-Mobile's consolidation of its call center operations from 24 to 17 facilities in 2012.

Other, net. Other, net in the operating expenses section for the three months ended March 31, 2013 reflects a $2 million gain on a spectrum license transaction. Other, net of $24 million for the three months ended March 31, 2012 primarily related to employee retention-related costs associated with the terminated AT&T acquisition of T-Mobile.
Other (Expense) Income

Interest Expense. Interest expense of $51 million for the three months ended March 31, 2013 related to the long-term financial obligation recorded as a result of the Tower Transaction that closed on November 30, 2012. The Tower Transaction and related impacts is further described in Note 4 of the Condensed Consolidated Interim Financial Statements for the three months ended March 31, 2013 included herein.

Income Taxes

Income Tax Expense. Income tax expense was $72 million and $125 million for the three months ended March 31, 2013 and 2012, respectively.  The decrease in income tax expense for the three months ended March 31, 2013 compared to the same period in 2012 was primarily due to lower pre-tax book income. The effective income tax rate was 40.24% and 38.32% for the three months ended March 31, 2013 and 2012, respectively. The increase in the effective tax rate for the three months ended March 31, 2013 compared to the same period in 2012 was primarily due to permanent book and tax differences related to non-deductible costs recorded in 2013.

Performance Measures

In managing the T-Mobile business and assessing financial performance, T-Mobile supplements the information provided by financial statement measures (“GAAP measures”) such as operating income (loss) with non-GAAP measures, including Adjusted EBITDA, Branded CPGA and Branded CPU, which measure the financial performance of operations, and several customer focused performance metrics that are widely used in the wireless communications industry. In addition to metrics involving the numbers of customers, these metrics also include ARPU, which measures service revenue per customer, and churn, which measures turnover in T-Mobile's customer base. For a reconciliation of non-GAAP performance measures and a further discussion of these measures, see “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Reconciliation of non-GAAP Financial Measures”.

The following table sets forth the number of ending customers and net customer additions (losses) for the three months ended March 31, 2013 and 2012.

	For the three months ended
(in thousands)	March 31, 2013	March 31, 2012
Customers, end of period
Branded postpaid customers	20,094	21,857
Branded prepaid customers	6,028	5,068
Total branded customers	26,122	26,925
M2M customers	3,290	2,691
MVNO customers	4,556	3,756
Total wholesale customers	7,846	6,448
Total T-Mobile customers, end of period	33,968	33,373

Net customer additions (losses)
Branded postpaid customers	(199)	(510)
Branded prepaid customers	202	249
Total branded customers	3	(262)
M2M customers	200	262
MVNO customers	376	187
Total wholesale customers	576	449
Total T-Mobile net customer additions	579	187

Total Customers

A customer is defined as a SIM card with a unique T-Mobile mobile identity number which generates revenue. Branded postpaid customers include customers that are qualified to pay after incurring a month of service whether on an annual service contract or not, and branded prepaid customers include customers who generally pay in advance. Wholesale customers include M2M and MVNO customers that operate on the T-Mobile network, but are managed by wholesale partners.

T-Mobile net customer additions were 579,000 for the three months ended March 31, 2013, compared to 187,000 net customer additions for the three months ended March 31, 2012. At March 31, 2013, T-Mobile had approximately 34.0 million customers, a 2% increase from the customer total as of March 31, 2012. The increase in total customers was primarily driven by higher branded prepaid and wholesale customer additions offset partially by declines in the branded postpaid customer base.

Branded Customers
Branded postpaid net customer losses improved to 199,000 for the three months ended March 31, 2013, compared to 510,000 branded postpaid net customer losses for the three months ended March 31, 2012. The significant improvement in branded postpaid customer losses is primarily attributable to improved branded postpaid churn. The improvement in branded postpaid churn is due in part to the continued focus on churn reduction initiatives such as improving network quality and customer sales experience. Additionally, during the first quarter of 2013, there were fewer launches of new handsets and promotional activity by T-Mobile's competitors. These factors contributed to improved branded postpaid customer retention in the three months ended March 31, 2013 compared to the same period of the prior year.

Branded prepaid net customer additions were 202,000 for the three months ended March 31, 2013, compared to 249,000 net customer additions for the three months ended March 31, 2012. The decrease in branded prepaid net customer additions resulted from higher branded prepaid customer churn, partially offset by higher branded prepaid customer gross additions. The increase in branded prepaid customer deactivations in the three months ended March 31, 2013 was the result of a robust competitive environment for the prepaid market segment.

Wholesale
Wholesale net customer additions were 576,000 for the three months ended March 31, 2013, compared to net customer additions of 449,000 for the three months ended March 31, 2012. The increase in wholesale net customer additions was primarily due to higher MVNO gross customer additions, which was partially offset by higher M2M customer churn. Both MVNO and M2M customers continued to grow in the three months ended March 31, 2013. MVNO partners often have relationships with multiple carriers and through steering their business towards carriers offering promotions can impact specific carriers' results.

Churn

	For the three months ended
	March 31, 2013	March 31, 2012
Branded churn	3.1%	3.2%
Branded postpaid churn	1.9%	2.5%
Branded prepaid churn	7.0%	6.4%

Churn is defined as the number of customers whose service was discontinued, expressed as a percentage of the average number of customers during the specified period. T-Mobile believes that churn, which is a measure of customer retention and loyalty, provides relevant and useful information and is used by management to evaluate the operating performance of T-Mobile's business.

Branded churn was 3.1% for the three months ended March 31, 2013, compared to 3.2% for the three months ended March 31, 2012. The decrease in branded churn in the three months ended 2013 was primarily driven by the continued strategic focus on branded postpaid churn reduction.

Branded postpaid churn was 1.9% for the three months ended March 31, 2013, compared to 2.5% for the three months ended March 31, 2012. The improvement in branded postpaid churn was due in part to the continued focus on churn reduction initiatives such as improving network quality and customer experience. Additionally, during the first quarter of 2013, there were fewer launches of new handsets and promotional activity by T-Mobile's competitors. These factors contributed to improved branded postpaid customer retention in the three months ended March 31, 2013 compared to the same period of the prior year.

Branded prepaid churn was 7.0% for the three months ended March 31, 2013, compared to 6.4% for the three months ended March 31, 2012. The increase in branded prepaid churn in the three months ended March 31, 2013 was primarily driven by the robust competitive environment for the prepaid market segment and compounded by a growing prepaid customer base.

Average Revenue Per User

	For the three months ended
	March 31, 2013	March 31, 2012
ARPU (blended)	$39.71	$44.52
ARPU (branded postpaid)	$54.07	$57.68
ARPU (branded prepaid)	$28.25	$25.39

ARPU represents the average monthly service revenue earned from customers. Blended ARPU is calculated by dividing service revenues for the specified period by the average customers during the period, and further dividing by the number of months in the period. Branded postpaid ARPU is calculated by dividing branded postpaid service revenues for the specified period by the average branded postpaid customers during the period, and further dividing by the number of months in the period. Branded prepaid ARPU is calculated by dividing branded prepaid service revenues for the specified period by the average branded prepaid customers during the period, and further dividing by the number of months in the period. T-Mobile believes ARPU provides management with useful information to evaluate the service revenues generated from T-Mobile's customer base.

Blended ARPU, which represents ARPU attributable to T-Mobile's entire business, was $39.71 and $44.52 for the three months ended March 31, 2013 and 2012, respectively, a decrease of $4.81. The decrease in blended ARPU was primarily attributable to the change in customer portfolio mix towards Value and Simple Choice plans, branded prepaid and wholesale customers, all of which have lower ARPU.

Branded postpaid ARPU was $54.07 for the three months ended March 31, 2013, a decrease of $3.61 from $57.68 for the three months ended March 31, 2012. The decrease in branded postpaid ARPU was primarily due to the continued migration of the branded postpaid customer base towards Value and Simple Choice plans, which have lower ARPU. Branded postpaid customers on Value and Simple Choice plans more than doubled over the past twelve months, and at March 31, 2013, 36% of branded postpaid customers were on Value or Simple Choice plans, compared to only 15% of branded postpaid customers at March 31, 2012.

Branded prepaid ARPU was $28.25 for the three months ended March 31, 2013, an increase of $2.86 from $25.39 for the three months ended March 31, 2012. The increase in branded prepaid ARPU was primarily due to the growth of the monthly prepaid service plans, which include data services and have higher ARPU than other T-Mobile pay-as-you-go prepaid plans.

Adjusted EBITDA

	For the three months ended
(dollars in millions)	March 31, 2013	March 31, 2012
Adjusted EBITDA	$1,178	$1,274
Adjusted EBITDA margin	29%	29%

T-Mobile defines “Adjusted EBITDA,” a non-GAAP financial measure, as earnings before interest expense (net of interest income), tax, depreciation, amortization and excludes transactions that are not reflective of T-Mobile's ongoing operating performance and is detailed in the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Reconciliation of non-GAAP Financial Measures”. In a capital-intensive industry such as wireless telecommunications, T-Mobile believes Adjusted EBITDA to be a meaningful measure of T-Mobile's operating performance. Adjusted EBITDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. T-Mobile uses Adjusted EBITDA and Adjusted EBITDA margin as an integral part of its planning and internal financial reporting processes, to evaluate the performance of its business by senior management and to compare its performance with that of many of its competitors. T-Mobile believes that net income is the financial measure calculated and presented in accordance with GAAP that is the most directly comparable to Adjusted EBITDA. Adjusted EBITDA margin, expressed as a percentage, is calculated as Adjusted EBITDA divided by total service revenues. Adjusted EBITDA for the three months ended March 31, 2013 excluded restructuring costs incurred in connection with the 2013 cost restructuring and costs incurred related to the Business Combination. Adjusted EBITDA for the three months ended March 31, 2012 excluded AT&T transaction-related costs primarily consisting of employee retention-related expenses from the terminated AT&T transaction.
Adjusted EBITDA for the three months ended March 31, 2013 decreased 7.5% compared to the three months ended 2012. The decrease was primarily due to a decline in service revenues, offset partially by equipment sales growth and operating expense reductions. The decline in services revenues was primarily the result of losses of branded postpaid customers and impacts from customers adopting lower ARPU Value and Simple Choice plans. Equipment sales improved in 2013 due to a higher proportion of customers choosing Value and Simple Choice plans for which T-Mobile does not offer subsidies (discounts) on devices. Additionally, operating expenses decreased in 2013 primarily as a result of lower general and administrative expenses due to lower bad debt expense, lower employee related expenses and the effects of ongoing cost management programs. Bad debt expense decreased in the three months ended March 31, 2013 compared to the same period of the prior year related to improved credit quality of T-Mobile's customer portfolio and the shift in the customer base towards branded prepaid customers. Lower employee related expenses in 2013 were driven by fewer employees as a result of the call center consolidation and restructuring initiatives during 2012.

Branded Cost Per Gross Addition and Branded Cost Per User

	For the three months ended
	March 31, 2013	March 31, 2012
Branded CPGA	$341	$367
Branded CPU	$26	$29

Branded Cost Per Gross Addition (“Branded CPGA”) is determined by dividing the costs of acquiring new customers, consisting of customer acquisition expenses plus the loss on equipment sales related to acquiring new customers for the specified period, by gross branded customer additions during the period. The loss on equipment sales related to acquiring new customers consists primarily of the excess of handset and accessory costs over related revenues incurred to acquire new customers. Additionally, the loss on equipment sales associated with retaining existing customers is excluded from this measure as Branded CPGA is intended to reflect only the acquisition costs to acquire new customers.

Branded CPGA for the three months ended March 31, 2013 was $341 compared to $367 for the three months ended March 31, 2012. Branded CPGA was lower in the three months ended March 31, 2013 compared to the same period of the prior year due primarily to the decrease in the loss on equipment sales related to customer acquisition as customers continue to adopt Value and Simple Choice plans. The loss on equipment sales related to customer acquisition decreased to $85 million during the three months ended March 31, 2013 from $107 million during the three months ended March 31, 2012. For each handset sold with a Value or Simple Choice plan, T-Mobile benefits from increased equipment revenue, compared to traditional bundled price plans that typically offer a discounted handset when purchased in combination with a more costly service plan. In addition, branded CPGA decreased from lower employee related expenses due to fewer retail employees and lower advertising costs during the three months ended March 31, 2013.

Branded Cost Per User (“Branded CPU”) is determined by dividing network costs and general and administrative expenses plus the loss on equipment sales related to customer retention, by the sum of the average monthly number of branded customers during such period. Additionally, the cost of serving customers includes the costs of providing handset insurance services.

Branded CPU was $26 for the three months ended March 31, 2013, compared to $29 for the three months ended March 31, 2012. The decrease in branded CPU was driven by lower general and administrative expenses and network costs incurred for the three months ended March 31, 2013 compared to the same period of the prior year. General and administrative expenses decreased from improvements in bad debt expense as described in “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Result of Operations” and lower employee related costs from restructuring initiatives implemented in the first half of 2012. Network costs were lower year-over-year due to lower roaming expenses related to a decline in the branded customer base and associated usage and T-Mobile's network transition to enhanced telecommunication lines further reduced network costs.

Reconciliation of non-GAAP Financial Measures

A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Adjusted EBITDA, ARPU, Branded CPGA, and Branded CPU are non-GAAP financial measures utilized by T-Mobile's management to judge its ability to meet our liquidity requirements and to evaluate its operating performance. T-Mobile believes these measures are important in understanding the performance of operations from period to period, and although every company in the wireless industry may not define each of these measures in precisely the same way, T-Mobile believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile T-Mobile's non-GAAP financial measures with its financial statements presented in accordance with GAAP.

Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. This measurement, together with GAAP measures such as revenue and operating income, assists management in its decision-making process related to the operation of the business. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate T-Mobile's personnel and management for their performance, and as a benchmark to evaluate its operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure, from period-to-period, T-Mobile's ability to provide cash flows to meet future debt services, capital expenditures and working capital requirements and fund future growth. T-Mobile believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and that this metric facilitates comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. In addition, other wireless carriers may calculate this measure differently. Adjusted EBITDA excludes transactions that are not reflective of T-Mobile's ongoing operating performance and is detailed in the tables below.

The following table illustrates the calculation of Adjusted EBITDA and reconciles Adjusted EBITDA to net income which T-Mobile considers to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	For the three months ended
(dollars in millions)	March 31, 2013	March 31, 2012
Calculation of Adjusted EBITDA:
Net income	$107	$200
Adjustments:
Interest expense to affiliates	178	171
Interest expense	51	—
Interest income	(35)	(15)
Other (income) expense, net	6	16
Income tax expense	72	125
Operating income	379	497
Depreciation and amortization	755	747
MetroPCS transaction related costs	13	—
Restructuring costs	31	6
Other, net (1)	—	24
Adjusted EBITDA	$1,178	$1,274

(1)
Other, net for the three months ended March 31, 2012 represents transaction-related costs incurred for the terminated AT&T acquisition of T-Mobile. Other, net transactions may not agree in total to the other, net classification in the Consolidated Statements of Income and Comprehensive Income due to certain routine operating activities, such as insignificant routine spectrum license exchanges that would be expected to reoccur, and are therefore not excluded from Adjusted EBITDA.

T-Mobile utilizes ARPU to evaluate its per-customer service revenue realization and to assist in forecasting T-Mobile's future service revenues. Blended ARPU is calculated by dividing service revenues for the specified period by the average customers during the period, and further dividing by the number of months in the period. Branded postpaid ARPU is calculated by dividing branded postpaid service revenues for the specified period by the average branded postpaid customers during the period, and further dividing by the number of months in the period. Branded prepaid ARPU is calculated by dividing branded prepaid service revenues for the specified period by the average branded prepaid customers during the period, and further dividing by the number of months in the period. T‑Mobile believes ARPU provides management with useful information to evaluate the service revenues generated from T‑Mobile's customer base. The following tables illustrate the calculation of ARPU and reconciles these measures to the related service revenues, which T-Mobile considers to be the most directly comparable GAAP financial measure to ARPU.

	For the three months ended
	March 31, 2013	March 31, 2012
Calculation of Average Revenue Per Customer (Blended ARPU):
Service revenues (in millions)	$4,005	$4,444
Divided by: Average number of customers (in thousands)	33,619	33,268
Blended ARPU	$39.71	$44.52

	For the three months ended
	March 31, 2013	March 31, 2012
Calculation of Average Revenue Per Branded Postpaid Customer (Branded Postpaid ARPU):
Branded postpaid service revenues (in millions)	$3,263	$3,821
Divided by: Average number of branded postpaid customers (in thousands)	20,117	22,085
Branded Postpaid ARPU	$54.07	$57.68

	For the three months ended
	March 31, 2013	March 31, 2012
Calculation of Average Revenue Per Branded Prepaid Customer (Branded Prepaid ARPU):
Branded prepaid service revenues (in millions)	$503	$377
Divided by: Average number of branded prepaid customers (in thousands)	5,936	4,952
Branded Prepaid ARPU	$28.25	$25.39

T-Mobile utilizes Branded CPGA to assess the financial investment in new customers and determine the number of months to recover customer acquisition costs. This measure also allows T-Mobile to compare average acquisition costs per new customer to those of other wireless telecommunications providers, although other providers may calculate this measure differently. Equipment sales related to new customers are deducted from customer acquisition expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with retaining existing customers are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of Branded CPGA to customer acquisition expenses, which T-Mobile considers to be the most directly comparable GAAP financial measure to Branded CPGA.

	For the three months ended
(in millions, except gross customer additions and CPGA)	March 31, 2013	March 31, 2012
Calculation of Cost Per Branded Gross Addition (CPGA):
Customer acquisition expenses	$737	$749
Add: Loss on equipment sales
Equipment sales	(606)	(535)
Cost of equipment sales	886	845
Total loss on equipment sales	280	310

Less: Loss on equipment sales related to customer retention	195	203
Loss on equipment sales related to customer acquisition	85	107
Cost of acquiring new branded customers	$822	$856
Divided by: Gross branded customer additions (in thousands)	2,411	2,334
Branded CPGA	$341	$367

T-Mobile utilizes Branded CPU as a tool to evaluate the non-acquisition related cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-acquisition related costs over time, and to help evaluate how changes in business operations affect non-acquisition related costs per customer. In addition, Branded CPU provides management with a useful measure to compare non-acquisition related costs per customer with those of other wireless telecommunications providers. The following table reconciles total costs used in the calculation of Branded CPU to network costs, which T-Mobile considers to be the most directly comparable GAAP financial measure to CPU.

	For the three months ended
(in millions, except average number of customers and CPU)	March 31, 2013	March 31, 2012
Calculation of Cost Per Branded User (CPU):
Network costs	$1,109	$1,196
Add: General and administrative expenses	769	970
Add: Loss on equipment sales related to customer retention	195	203
Total cost of serving customers	$2,073	$2,369
Divided by: Average number of branded customers (in thousands)	26,053	27,038
Branded CPU	$26	$29

Liquidity and Capital Resources

Historical Liquidity and Capital Resources of T-Mobile

T-Mobile's historical sources of liquidity are existing cash and cash equivalents, short-term money market investments with Deutsche Telekom (included in accounts receivable from affiliates), and cash generated from operations. At March 31, 2013, T-Mobile's liquid assets were $0.82 billion, consisting of $0.45 billion cash and cash equivalents and $0.38 billion short-term investments with Deutsche Telekom. At December 31, 2012, T-Mobile's liquid assets were $1.0 billion, consisting of $0.39 billion cash and cash equivalents and $0.65 billion short-term investments with Deutsche Telekom.

Compared to December 31, 2012, T-Mobile's cash and cash equivalents and short-term investments with Deutsche Telekom decreased by $0.22 billion to $0.82 billion as of March 31, 2013. The decrease was primarily due to increased capital expenditures related to T-Mobile's network modernization plans.

T-Mobile's total capital consists of notes payable to affiliates (current and long-term) and stockholder's equity. At March 31, 2013, T-Mobile's notes payable to affiliates totaled $14.9 billion, including net premiums, and stockholder's equity was $6.2 billion. Stockholder's equity increased from $6.1 billion at December 31, 2012 due to the net income recorded in the three months ended March 31, 2013.

Liquidity and Capital Resources of the Combined Company as a Result of the Business Combination with MetroPCS

The completion of the Business Combination on April 30, 2013 resulted in significant changes to the combined company's future liquidity and capital resources. Upon the closing of the Business Combination, the combined company's principal sources of liquidity are cash, cash equivalents and short-term investments, and cash generated from operations. T-Mobile US, Inc. (“T-Mobile US”) is expected to determine future liquidity requirements, for both operations and capital expenditures (including any requirements of the acquired MetroPCS business), based in large part upon projected financial and operating performance. T-Mobile US is expected to regularly review and update these projections for changes in current and projected financial and operating results, general economic conditions, the competitive landscape and other factors. The level of cash, cash equivalents and short-term investments, and anticipated cash flows from operations, are expected to be sufficient to meet the anticipated liquidity requirements of the combined company in the next 12 months.

There are a number of risks and uncertainties that could cause T-Mobile US's financial and operating results and capital requirements to differ materially from its projections and that could cause its liquidity to differ materially from the assessment set forth above.

Outlined below are the expected impacts to liquidity and capital resources as a result of the Business Combination:

Prior to the closing of the transaction, Deutsche Telekom effected a recapitalization of T-Mobile. T-Mobile's existing notes payable to affiliates, with a total principal balance of $14.5 billion, were extinguished, interest rate and cross currency interest rate swaps related to the extinguished notes were settled, and $11.2 billion of new unsecured senior notes were issued to Deutsche Telekom. The new unsecured senior notes, which are divided equally between reset and non-reset notes, were issued at a weighted average interest rate of 5.73% and 6.62% for the reset and non-reset notes, respectively. The notes include ratable annual maturities ranging from 2019 through 2023. As part of the recapitalization, Deutsche Telekom contributed to T-Mobile approximately $2.8 billion in additional equity, net of cash and related party receivables applied in the recapitalization.

Further, T-Mobile entered into an unsecured revolving credit facility with Deutsche Telekom that allows for up to $500 million in borrowings. Additionally, upon the closing of the business combination on April 30, 2013, T-Mobile assumed MetroPCS' senior notes with an outstanding balance of $5.5 billion and approximately $2.1 billion of cash and cash equivalents.

See Note 14 - Subsequent Events of the Condensed Consolidated Interim Financial Statements of T-Mobile as of March 31, 2013 for additional information.

Capital Expenditures

The construction of T-Mobile's network and the marketing and distribution of its wireless communications products and services have required, and will continue to require, substantial amounts of liquidity. Historically, T-Mobile's liquidity requirements have been driven primarily by capital expenditures for spectrum licenses and the construction, expansion and upgrade of its network infrastructure. T-Mobile's cash capital expenditures for property and equipment for the three months ended March 31, 2013 were $1.1 billion. The expenditures related to intangible assets for the three months ended March 31, 2013 were $49 million.

The property and equipment capital expenditures for the three months ended March 31, 2013 primarily relate to T-Mobile's network modernization plans to deploy 4G LTE in 2013. The capital expenditures for the three months ended March 31, 2012 were primarily associated with the continued expansion of T-Mobile's network coverage. During the first quarter of 2012, T-Mobile was developing its plans to deploy 4G LTE in 2013 after the terminated AT&T transaction, as such capital spending was lower in the first quarter of 2012 than in subsequent periods.

T-Mobile expects cash capital expenditures for property and equipment and spectrum licenses for the combined company to be in the range of $4.7 billion to $4.8 billion during 2013. The historical capital expenditures of T-Mobile should not be considered representative of the anticipated capital expenditures of T-Mobile US, the combined company resulting from the Business Combination.

Historical Cash Flows of T-Mobile

The historical cash flows of T-Mobile should not be considered representative of the anticipated cash flows of T-Mobile US, the combined company resulting from the Business Combination.

The following table shows cash flow information for the three months ended March 31, 2013 and 2012:

	For the three months ended
(dollars in millions)	March 31, 2013	March 31, 2012
Net cash provided by operating activities	$909	$1,030
Net cash used in investing activities	$(854)	$(1,041)
Net cash provided by financing activities	$—	$—

Operating Activities

Cash provided by operating activities decreased by $121 million to $909 million for the three months ended March 31, 2013 from $1.0 billion for the three months ended March 31, 2012. The decrease in cash flow provided by operating activities in 2013 was driven by several factors. T-Mobile's operating income before non-cash items such as depreciation and amortization, and other non-cash charges declined compared to the similar period in the prior year primarily as a result of decreases in branded postpaid revenues described in “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Result of Operations”. This decrease was partially offset by improvement in cash flows from changes in working capital year over year. In addition, during the three months ended March 31, 2012, T-Mobile made payments of $138 million primarily for employee-related expenses as a result of the terminated AT&T transaction.

Investing Activities

Cash used in investing activities was $854 million during the three months ended March 31, 2013 compared to $1.0 billion during the three months ended March 31, 2012. The decrease was primarily due to $554 million less invested with Deutsche Telekom on a net basis (short term affiliate loan receivable, net) during the three months ended March 31, 2013 compared to three months ended March 31, 2012. The decrease in funds invested with Deutsche Telekom was offset by higher purchases of property and equipment during the three months ended March 31, 2013 as a result of T-Mobile's network modernization plans to deploy 4G LTE in 2013 (see “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Challenger Strategy”). Additionally, purchases of intangible assets increased as a result of patent and spectrum licenses acquired during the three months ended March 31, 2013.

Financing Activities
There was no cash provided by financing activities during the three months ended March 31, 2013 or March 31, 2012.

Off-Balance Sheet Arrangements

T-Mobile does not participate in, or secure, financing for any unconsolidated entities.

Related Party Transactions

See Note 10 to the T-Mobile Condensed Consolidated Interim Financial Statements for the three months ended March 31, 2013.

Restructuring Costs

In 2013, T-Mobile initiated a cost restructuring program to make operational changes to align to T-Mobile's new strategy and position the company for growth. In connection with these restructuring activities, T-Mobile recognized total costs of approximately $31 million during the three months ended March 31, 2013. T-Mobile expects to incur a total of approximately $60 million for severance payments and other personnel-related restructuring costs.

As of March 31, 2013, $30 million of lease buyout costs were included in accrued liabilities related to the 2012 restructuring program that are being amortized over the remaining lease terms through 2022. For further discussion, see Note 11 to the T-Mobile Condensed Consolidated Interim Financial Statements for the three months ended March 31, 2013 included herein.

Recently Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-4, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” This ASU provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in GAAP. The new guidance will be effective for T-Mobile for fiscal years and interim periods beginning after December 15, 2013. T-Mobile does not expect this recently-issued accounting pronouncement to have a material impact on its financial conditions, results of operations or cash flows.

In February 2013, the FASB issued ASU 2013-2, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” which added new disclosure requirements for items reclassified out of accumulated other comprehensive income (“AOCI”) to help entities improve the transparency of changes in other comprehensive income and items reclassified out of AOCI in financial statements. The amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2012. The implementation of this standard did affect T-Mobile's disclosures but did not affect its financial condition, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT FINANCIAL, CREDIT, MARKET AND LIQUIDITY RISK
Quantitative and Qualitative Disclosures about Financial, Credit, Market and Liquidity Risk after the Business Combination with MetroPCS

On April 30, 2013, T-Mobile and MetroPCS completed the Business Combination described in Note 14 - Subsequent Events of the unaudited condensed consolidated interim financial statements and notes thereto included herein. Prior to deal close, T-Mobile extinguished its existing notes payable to affiliates with a principal balance of $14.5 billion and issued $11.2 billion of new unsecured senior notes to Deutsche Telekom. In connection with recapitalization of T-Mobile's notes payable to affiliates, T-Mobile's interest rate and cross currency interest rate swaps were settled. Additionally, upon the closing of the business combination on April 30, 2013, T-Mobile assumed MetroPCS' senior notes with an outstanding balance of $5.5 billion and approximately $2.1 billion of cash and cash equivalents.

See Note 14 - Subsequent Events of the Condensed Consolidated Interim Financial Statements of T-Mobile as of March 31, 2013 for additional information.

T-Mobile is exposed to various types of market risks in the normal course of business, primarily from changes in interest rates. These risks, along with other business risks, impact T-Mobile's cost of capital. T-Mobile's policy is to manage exposure related to fluctuations in interest rates in order to manage capital costs, control financial risks and maintain financial flexibility over the long term. In managing market risks, T-Mobile employs derivatives according to documented policies and procedures, including interest rate swap agreements for fluctuation in interest rates to manage interest rate risk. T-Mobile does not use derivatives for trading or speculative purposes. T-Mobile does not foresee significant changes in the strategies used to manage market risk in the near future.

Historical Quantitative and Qualitative Disclosures about Financial, Credit, Market and Liquidity Risk of T-Mobile as of March 31, 2013

Interest Rate Risk

T-Mobile is exposed to changes in interest rates, primarily on its notes payable to affiliates. As of March 31, 2013, T-Mobile had $14.9 billion, including net premiums, in notes payable with Deutsche Telekom. Changes in interest rates can lead to significant fluctuations in the fair value of T-Mobile's debt instruments. To manage interest expense, T-Mobile utilizes interest rate swaps. T-Mobile has established interest rate risk limits that are closely monitored by measuring interest rate sensitivities of its debt and interest rate derivatives portfolios.

To perform the sensitivity analysis on its notes payable to affiliates balances, T-Mobile assessed the risk of a change in the fair value from the effect of a hypothetical interest rate change of 100 basis points on T-Mobile's variable and fixed rate debt. As of March 31, 2013, the change in the fair value of T-Mobile's notes payable to affiliates based on this hypothetical change is shown in the table below:

(dollars in millions)
		Fair Value assuming	Fair Value assuming
March 31, 2013	Fair Value	+100 basis point shift	-100 basis point shift
Current and long-term notes payable to affiliates	$14,852	$14,134	$15,649

To perform the sensitivity analysis on its interest rate swaps not designated as hedges, T-Mobile assessed the risk of loss in fair values from the effect of a hypothetical interest rate change of 100 basis points on T-Mobile's portfolio of interest rate swaps. As of March 31, 2013, the change in the fair value of T-Mobile's interest rate swaps based on this hypothetical change is shown in the table below:

(dollars in millions)
		Fair Value assuming	Fair Value assuming
March 31, 2013	Fair Value	+100 basis point shift	-100 basis point shift
Interest rate swaps	$98	$26	$170

Foreign Exchange Risk

While the vast majority of T-Mobile's financial transactions are conducted in U.S. dollars, T-Mobile is exposed to foreign currency exchange risk through its Euro denominated notes payable to affiliates. T-Mobile hedges exchange risk involved with its Euro denominated notes payable to affiliates through cross currency interest rate swaps. As of March 31, 2013, T-Mobile's notes payable to affiliates denominated in Euros were economically hedged at issuance through cross currency interest rate swaps that subsequently have been settled in connection with the business combination/merger between T-Mobile and MetroPCS (Note 14). Risks relate to foreign currency exchange fluctuations associated with the underlying interest and principal payments were eliminated through swaps from fixed-rate foreign currencies to fixed-rate U.S. dollars at terms exactly mirroring those of the underlying Euro borrowing arrangements. At the time of maturity or payment, T-Mobile expect the gains or losses from its cross currency interest rate swaps to offset the losses and gains on its Euro denominated notes payable to affiliates.